Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

ROGER JEFFS, Ph.D.
ADOPTS 10b5-1 TRADING PLAN

Silver Spring, MD, May 13, 2003: United Therapeutics Corporation (NASDAQ: UTHR) announced today that Dr. Roger Jeffs, President and Chief Operating Officer, has adopted a prearranged trading plan in accordance with Securities and Exchange Commission Rule10b5-1 and United Therapeutics’ Securities Trades by Company Personnel Policy.

Rule 10b5-1 of the Securities Exchange Act of 1934 permits officers and directors of public companies to adopt predetermined written plans for trading specified amounts of company stock when they are not in possession of material nonpublic information in order to gradually diversify their investment portfolio, to minimize the market effect of stock sales by spreading them out over an extended period of time, and to avoid concerns about initiating stock transactions while in possession of material nonpublic information.

The 10b5-1 plan adopted by Dr. Jeffs involves an order to sell a total of 27,999 shares of United Therapeutics common stock that will be issued as a result of the exercise of certain stock options which would otherwise expire on September 24, 2003. All proceeds from the sale of the shares, after required tax withholdings, will be applied toward the payment of principal and interest of United Therapeutics’ April 2002 loan to Dr. Jeffs to purchase his primary residence. The sale of shares will take place in one-third increments on each of July 18, 2003, August 15, 2003 and September 19, 2003. In the event that the market is not open on these designated trading days, then the order shall be entered on the next trading day. The plan will expire on September 24, 2003.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.